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                                                                       Exhibit 5
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                              DORSEY & WHITNEY LLP
                             Pillsbury Center South
                             220 South Sixth Street
                        Minneapolis, Minnesota 55402-1498



Global MAINTECH Corporation
7578 Market Place Drive
Eden Prairie, Minnesota 55344

         Re:  Registration Statement on Form SB-2

Ladies and Gentlemen:

         We have acted as counsel to Global MAINTECH Corporation, a Minnesota corporation (the "Company"), in connection with a Registration Statement on Form SB-2, together with any subsequent amendments thereto (the "Registration Statement"), relating to the proposed registration by the Company of 3,074,726 shares of the Company's common stock, no par value per share, to be soled by the selling shareholders named therein.

         We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company. As to questions of fact material to our opinion, we have relied upon certificates of officers of the Company and of public officials.

         Based on the foregoing, we are of the opinion that the Common Stock has been duly authorized by all requisite corporate action and, upon issuance, delivery and payment therefor will be validly issued, fully paid and nonassessable.

         The opinion set forth above is subject to the following qualifications and exceptions:

                  (a) In rendering the opinion set forth above, we have assumed that, at the time of the issuance and delivery of the Common Stock, resolutions of the board of directors of the Company relating hereto will not have been modified or rescinded, there will not have occurred any change in the law affecting the authorization, issuance or delivery of the Common Stock, the Registration Statement will have been declared effective by the Securities and Exchange Commission and will continue to be effective, and neither the issuance and sale thereof will result in a violation of any agreement or instrument then binding upon the Company or any order of any court or governmental body having jurisdiction over the Company.
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Global MAINTECH Corporation
Page 2


         Our opinion expressed above is limited to the laws of the State of Minnesota and the federal laws of the United States of America.

         We hereby consent to your filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the caption "Legal Matters" contained in the prospectus included therein.

Dated: March 3, 2000


                                              Very truly yours,

                                              /s/ Dorsey & Whitney LLP

KLC